Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between J.B. Poindexter & Co., Inc. (the “Company”), and Robert Preston (“Preston”).  In consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.             Termination of Employment.  Preston’s employment with the Company and all other positions with the Company’s affiliates or subsidiaries to which Preston was appointed, if any, terminated effective September 10, 2011 (the “Termination Date”).

2.             Severance Payment.  Provided that Preston returns a signed original of this Agreement to the Company within three business days following its receipt, and provided that Preston complies with the terms of this Agreement, as consideration for the promises contained within this Agreement, the Company shall pay Preston by check a lump sum payment of Two Hundred Fifteen Thousand Dollars ($215,000.00) (“Severance Payment”) within five (5) business days following the Company’s receipt of the signed Agreement.  The Company will withhold all required taxes and other deductions from the Severance Payment.

3.             Comprehensive Release of All Claims.  In return for the consideration provided under this Agreement, Preston agrees to release, acquit and discharge and does hereby release, acquit and discharge the Company, and its owners, parents, subsidiaries, affiliates, officers, directors, employees, partners, investors, agents, attorneys, insurers, successors, predecessors and assigns (referred to collectively as the “Released Parties”), from any and all claims and from any and all causes of action, of any kind or character, whether sounding in tort or in contract and whether now known or not known, that he may have against any such entity or person, in their corporate, individual and representative capacities, including, but not limited to, any claim for benefits (including all potential benefits payable under the Company’s Long-Term Performance Plan), annual Management Incentive Plan, compensation, costs, damages, expenses, remuneration, salary, or wages arising from or related to his employment, the Employment Agreement between the Parties dated February 1, 2010, the termination of employment, or any alleged discriminatory or retaliatory employment practices, including but not limited to any and all claims or causes of action arising under any federal, state or local laws pertaining to discrimination in employment or equal employment opportunity (collectively referred to as “Claims”).  Preston acknowledges and agrees that this Release of Claims is to be broadly construed.  Preston further expressly warrants and agrees that he will not institute, and has not instituted, any legal proceeding against the Released Parties before any state or federal agency, any arbitral body, or any court for any Claims arising before the execution of this Agreement.

4.             Affirmation of Continuing Duties. Preston acknowledges access to and receipt of confidential and proprietary information and property belonging to the Released Parties during the course of his employment (collectively referred to as “Confidential Information”).   Preston agrees not to disclose or use any Confidential Information for the benefit of himself or any party without the express written consent of the Company.  Preston further represents that, to his knowledge, he has returned all of the Released Parties’ Confidential Information within his possession, custody or control as of the execution of this Agreement.  Should he locate any additional Confidential Information belonging to the Released Parties, Preston agrees to return the information immediately.  Preston agrees that his non-competition and non-solicitation obligations under paragraph 5 of the Employment Agreement dated February 1, 2010 survive the termination of the Parties’ employment relationship. Preston further understands and agrees that he must surrender all Company property in his possession immediately, including but not limited to all Company credit cards, computers, printers, office keys, building access keys and garage access cards.

5.             Non-Disparagement.  The Parties understand and agree that negative, derogatory, or defamatory public or private statements or communications about the other Party may cause substantial harm.  The Parties agree, therefore, to the following:

(a)           Preston agrees that he will not make any public or private statements, comments, or communications about the Company, or, as applicable, its subsidiaries, affiliates, parents, owners, employees, officers, or directors, in any form (whether oral, written or electronic) that could be considered to be defamatory, derogatory or detrimental to their good name or personal or business reputation within the community;

(b)           Preston will direct all prospective employers to the Vice President of Administration for references. In response to queries from prospective employers, the Company will confirm Preston’s dates of employment, job title and duties.

(c)           Provided, however, that this provision shall not apply to communications required by law or made in response to a valid subpoena or other lawful order compelling a Party to provide testimony or information; provided further, that in responding to a valid subpoena or other lawful order, the responding Party will provide the other Party with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information.

6.             Cooperation.  Preston agrees to cooperate with the Company with regard to any litigation or other legal proceedings involving the Released Parties that relate to matters within Preston’s knowledge or responsibility during the twelve month period following the Termination Date.  Without limiting the foregoing, with respect to any proceedings subject to this paragraph, Preston agrees to: (i) meet with a Released Party’s representatives or counsel at mutually convenient times and places; (ii) give truthful and complete testimony to any court, regulatory authority, or other adjudicatory body; (iii) assist in responding to discovery served in the proceedings; and (iv) notify the Company of any contact by an adverse party or its counsel, except as may be prohibited by law.  The Company will reimburse Preston for reasonable expenses incurred by Preston under this paragraph.

7.             No Waiver.  No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.             Severability.  To the extent permitted by applicable law, the Parties hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain.

9.             No Admission of Liability.  By making this Agreement, the Parties do not admit liability to each other and such liability is expressly denied.

10.          Confidentiality.  The nature and terms of this Agreement are strictly confidential.  Preston agrees that he will not disclose this Agreement or its terms to any person other than his spouse, financial advisor or attorney.  The Company will disclose this Agreement to those persons having a business need to know of its terms and will not otherwise disclose this Agreement except as required by law or regulatory agencies.

11.          Governing Law; Exclusive Jurisdiction; Attorneys’ Fees.  This Agreement arises under and shall be interpreted, enforced and governed by Texas law.  Each party voluntarily consents to the mandatory and exclusive personal jurisdiction of the state or federal courts located in the City of Houston, Harris County, Texas and agrees that all disputes between them must be pursued before the appropriate forum (as determined by the nature of the dispute and the terms of this Agreement) located within Houston, Harris County, Texas.  The Parties further agree that the prevailing party in any litigation filed to enforce this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs, including but not limited to expert witness fees.

12.          Amendment; Entire Agreement.  The Parties represent and agree that they are not relying upon any oral or written promises or representations other than those expressly stated herein in entering this Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by all Parties. This Agreement constitutes the complete understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements (written or oral) and understandings prior to or contemporaneous with this Agreement between the Parties, with the exception of Preston’s non-solicitation and non-competition obligations under paragraph 5 of Preston’s Employment Agreement dated February 1, 2010.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as set forth below:

J. B. Poindexter & Co., Inc.		Robert Preston

By:	/s/ John Poindexter	/s/ Robert Preston

Name:	John Poindexter

Title:	Chairman, CEO & President	Date:	January 11, 2012

Date:	January 11, 2012